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                                                                     Exhibit 4.6

                               [IXATA LETTERHEAD]

September 16, 1999

Ms. Luciana Manfredi
640 Camino Del La Reina, #1114
San Diego, CA 92108

Dear Ms. Manfredi,

Congratulations! As a result of your discussions with the management of IXATA.COM, I am pleased to offer you a position as Sales Manger based upon the following:

Salary: $50,000 per annum

PROBATIONARY PERIOD: 90 Days

COMMISSIONS & BONUS: No commissions are payable. However, you will be eligible for bonuses based upon your performance. Details will be discussed upon completion of your probationary period.

STOCK: 5,000 shares will be vested to you upon the successful completion of one year of service. In the event that you fail to complete one year of service, the total value of your shares will be reduced by the prorated value of the difference between your employment start date and your departure date. No shares will be earned until you have completed your probationary period.

STOCK OPTIONS: You will have the right to purchase up to an additional 1,000 shares of stock upon the successful completion of each year of employment up to your fifth year of employment at 80% of the stock value on your employment anniversary date. This stock option is valid for only a ninety-day period of time beginning with the anniversary date of your employment. Stock options after your fifth year of employment will be as determined by the Board of Directors of IXATA.COM.

EMPLOYEE BENEFITS: You will be eligible for the same medical, dental, and 401k plans available to all IXATA.COM employees after successful completion of your probationary period.

START DATE: To be mutually agreed upon but no later than October 11, 1999.

SUPERVISOR: You will report directly to Mr. Joseph Friedmann, National Director of Sales.

OFFER ACCEPTANCE PERIOD: This offer shall remain valid and effective until Friday, September 24, 1999 and shall be contingent upon a successful reference check and validation of
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your current salary.

We look forward to your acceptance of this offer and your employment with our company. If you have any questions, please do not hesitate to contact the undersigned at 800-473-6748 or via e-mail at rsteiner@rfpexpress.com.

Please indicate your acceptance of this offer below and submit an original signed copy to our offices no later than the expiration date of this offer.

Best Regards,


/s/ Robert A. Steiner
--------------------------
Robert A. Steiner
President

RAS/mm

Accepted



/s/ Luciana Manfred                         9/23/99
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Signature                           Date

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